Exhibit 5.1

DLA Piper LLP (US)
51 John F. Kennedy Parkway, Suite 120
Short Hills, New Jersey 07078
www.dlapiper.com

T: 973-520-2550
F: 973-520-2551

Attorneys Responsible for Short Hills Office:

Andrew P. Gilbert
Michael E. Helmer

October 12, 2016

Immunomedics, Inc.

300 The American Road

Morris Plains, New Jersey 07950

RE:                           Immunomedics, Inc., Registration Statement on Form S-3 (333-198766)

Ladies and Gentlemen:

We have acted as counsel to Immunomedics, Inc., a Delaware corporation (the “Company”), in connection with the offering by the Company of 10,000,000 shares (the “Shares”) of common stock, par value $0.01 per share (the “Common Stock”), and warrants to purchase 10,000,000 shares of Common Stock (the “Warrant Shares”), pursuant to the referenced Registration Statement (the “Registration Statement”) and the Prospectus Supplement dated October 4, 2016 (the “Prospectus Supplement”), each filed under the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission (the “SEC”).

In connection with this opinion letter, we have examined the Registration Statement, the Prospectus Supplement and originals, or copies certified or otherwise identified to our satisfaction, of the Certificate of Incorporation, as amended and restated, of the Company as filed with the Secretary of State of the State of Delaware, the Bylaws, as amended and restated, of the Company and the minutes of meetings of the stockholders and the Board of Directors of the Company, as provided to us by the Company, and such other documents, records and other instruments as we have deemed appropriate for purposes of the opinion set forth herein.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies.

Based upon the foregoing, we are of the opinion that (i) the Shares have been duly authorized by the Company and are validly issued, fully paid and non-assessable; (ii) the Warrants have been duly authorized by the Company and constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms; and (iii) the Warrant Shares have been duly authorized and, upon valid exercise of the warrants in accordance with the terms thereof and receipt of the applicable consideration specified therein, will be validly issued, fully paid and non-assessable.

The opinion expressed herein is limited to the Delaware General Corporation Law.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the base prospectus included in the Registration Statement and the Prospectus Supplement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the SEC thereunder.

Very truly yours,

/s/ DLA Piper LLP (US)